Stradley Ronon Stevens & Young, LLP
                     2600 One Commerce Square
                      Philadelphia, PA 19103
                     Telephone: (215) 564-8000
                     Facsimile: (215) 564-8120

                           July 27, 2007

Board of Trustees of
  Franklin California Tax-Free Income Fund
One Franklin Parkway
San Mateo, California 94403-1906

Subject: Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A relating to Franklin California Tax-Free Income Fund, a Delaware statutory trust (THE "TRUST") - REGISTRATION NO. 002-60470; FILE NO. 811-02790

Ladies and Gentlemen:

      We have acted as counsel to Franklin California Tax-Free Income Fund, a Delaware statutory trust (the "Trust"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 35 (the "Amendment") to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended, of the Trust. Pursuant to Rule 414 under the 1933 Act, the Amendment is being filed, in part, in connection with the Trust's adopting as its own the Registration Statement on Form N-1A of Franklin California Tax-Free Income Fund, Inc., a Maryland corporation (the "Fund").

      We have reviewed the Trust's Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust's Board of Trustees, the Agreement and Plan of Reorganization dated July 27, 2007, the form of which was approved by the Fund's shareholders at a meeting held on March 21, 2007 (the "Agreement"), and such other legal and factual matters as we have deemed appropriate.

      This opinion is based exclusively on the Delaware Statutory
Trust Act and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

      We have assumed the following for purposes of this opinion:

1. The shares of the Trust will be issued in accordance with the Trust's Agreement and Declaration of Trust, By-laws, the
Agreement and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of shares.

2. The Trust's shares will be issued against payment therefor as described in the Trust's then-current Prospectus, Statement of Additional Information relating thereto, or the Agreement, and that such payment will have been at least equal to the applicable offering price.

      On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Agreement or the Amendment, the shares of the Trust to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

                                    Very truly yours,

                                    Stradley Ronon Stevens &
                                    Young, LLP


                                    By: /s/ KRISTIN H. IVES
                                        Kristin H. Ives, a Partner